UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Materials Pursuant to Section 240.14a-12

ALTERA CORPORATION

(Name of Registrant as Specified in its Charter)

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June 1, 2015

I want to share some important news with you. Earlier today we announced that our Board of Directors approved a transaction under which Altera will be acquired by Intel, the world’s largest semiconductor company and a proven technology leader. A copy of the press release is attached.

This transaction is a testament to the strength of our talented team and the legacy of innovation we have built over three decades. Intel is committed to growing our current business. Looking forward, we believe that as part of Intel we will be able to develop innovative FPGAs and SoCs for our customers in all market segments.

Altera and Intel will appoint integration planning leaders to ensure a smooth process as we become part of Intel, and we expect some Altera employees will be involved in these efforts. We anticipate the transaction will be completed within six to nine months and will continue to communicate new information to you throughout the process leading up to the completion of the acquisition and beyond.

I want to emphasize that we are still early in the process and until the transaction is completed, we will continue to operate as an independent company. That means each of us has an important responsibility to continue to focus on our projects and priorities and provide our customers with the high level of support that they have come to expect from us.

I recognize that you will have many questions about this announcement. To address some of those, we have prepared the attached FAQs. In addition, I will host two employee All-Hands Meetings today, one at 9:30 AM PT and one at 5:00 PM PT. You will receive an Outlook invitation with the call-in information separately. Intel CEO Brian Krzanich will join me to share his excitement about the transaction. I highly encourage you to listen in.

As you can imagine, this announcement may lead to inquiries from external parties, and it is important for us to speak with one voice. Consistent with company policy, please forward any media inquiries to Sue Martenson, Senior Manager of Corporate Communications, at smartens@altera.com or 408-544-8158. Please do not comment about the transaction on social media.

On behalf of our Board and management team, I want you to know how much we value your contributions to help make Altera the great company it is today. I look forward to all that we will achieve in the future as part of Intel.

Sincerely,

John Daane

President, CEO and Chairman of the Board

Additional Information and Where to Find It

Altera Corporation (the “Company”) plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting of the Company’s stockholders to be held in connection with the transaction (the “Special Meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the

Company will mail the Proxy Statement to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov), at the transaction website (http://intelacquiresaltera.transactionannouncement.com), at the Company’s website (http://www.Altera.com) (under “Investor”, “SEC Filings”) or by writing to Investor Relations, Altera Corporation, 101 Innovation Drive, San Jose, CA 95134.

The Company, its directors and certain executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, together with information regarding Intel or any Intel director or executive officer to the extent they may be deemed participants in the solicitation, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2015, and in any subsequent Statements of Change in Ownership on Form 4 filed by such individuals with the SEC.